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                                                                   Exhibit 10.35

                             (Summary Translation)
                        LAND USE RIGHT TRANSFER AGREEMENT

This Agreement is made by and between Jiangxi Liouxin Industry Co., Ltd. (hereinafter referred to as "Party A") and Jiangxi LDK Solar Hi-Tech Co., Ltd. (hereinafter referred to as "Party B") in accordance with the Interim Regulations of the People's Republic of China on Grant and Assignment of the Use Right of State-Owned Urban Land and other relevant State and local rules and regulations and based on the principles of equality, voluntariness and mutual consent.

Subject to the terms and conditions set forth herein, the parties agree as follows:

1. Party A agrees to transfer to Party B the right to use that certain parcel of land herein specified (hereinafter referred to as the "Land") as the right to own the Land belongs to the PRC State. The scope of transferred land use right does not extend to underground resources, embedded objects and public facilities thereon or thereunder, which constitutes an integral part of the ownership right of the PRC State.

2. Party A agrees to transfer to Party B the Land located at west to Zongwu Road and north to New Hi-Tech Road in the Xinyu Hi-Tech Development Zone of Jiangxi Province with land registration numbers of GX06-2, GX06-7, GX06-9 and GX06-10 with site areas of 16,955.36 square meters, 35,427.85 square meters, 29,712.25 square meters and 24,279.85 square meters, respectively, and the aggregate site area of 106,375.31 square meters. The attached map illustrates the location, land coverage and detailed information of the Land as confirmed by both parties. Upon the transfer of the use right to the Land from Party A to Party B, the rights and obligations of the original assignee, i.e., Party A, under the "Contract for Assignment of the Use Right to State-Owned Land" (hereinafter referred to as the "Original Assignment Contract") shall be transferred to Party B.

3. The term of the land use right transferred hereunder shall be from the date on which Party B obtains the land use right certificate to May 20, 2055.

4. Party A undertakes to Party B that Party A shall provide electricity, water, drainage and sewage in conformance with the pre-approved plan as marked on the attached map. Party B shall bear the costs and expenses incurred in the installation of the electric circuits pursuant to the relevant government regulations.

5. Party B agrees to pay the premium for the transfer of the land use right (hereinafter referred to as the "Premium") to Party A in accordance with this Agreement. The Premium shall be determined based on the valuation price assessed by the land valuation firm selected by both parties, and the amount of the Premium shall be fixed in the Land Transfer Premium Payment Agreement executed by both parties.

6. (1) The method of the Premium payment by Party B to Party A for the transfer of the land use right shall be in compliance with the Land Transfer Premium Payment Agreement executed by both parties. (2) If Party B fails to pay any amount of the Premium due



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     according to the payment schedule, Party B shall pay damages calculated at
     0.01% of the outstanding amount owed per day from the due date of such outstanding amount. It shall be deemed a severe breach of contract if Party B fails to pay the total amount of the Premiums within 30 days after the due date of the Premiums as agreed by the parties, and Party A shall have the right to terminate the contract and to demand Party B for payment of damages calculated at 20% of the total amount of the Premiums.

7. Party B shall pay the Premiums for the transfer of the land use right in Renminbi.

8. Within 20 days after Party B has paid the total amount of the Premium, Party A shall assist Party B in applying for the change in the name of land use right holder, completing the relevant registration process and obtaining a "People's Republic of China Land Use Right Certificate" with respect to the Land. Party B shall pay the fees and expenses associated with the land use right transfer registration.

9. If the term of the use rights to the Land transferred hereunder (hereinafter referred to as the "Term of Use") is to expire under the Original Assignment Contract, should Party B need to continue to use the Land, it should file a land use right renewal petition with the government within six months prior to the expiration of the Term of Use. If Party B fails to file such a petition, upon the expiration of the Term of Use, the land use right, together with the rights to the buildings and other improvements thereon shall be revert to the PRC State without compensation. Party B shall then be required to surrender its land use right certificate and complete the registration process for the termination of the land use right in accordance with the relevant regulations.

10. During the Term of Use, Party B shall be subject to the monitor and review, with respect to the Land, its development, use, transfer, lease, pledge and cancellation thereof, by the government land administration department according to law.

11. Should Party B fail to obtain the land use right in six months from the date of this Agreement as a result of a default of Party A, Party A shall pay Party B damages calculated at 20% of the amount of the Premiums paid by Party B.

12. This Agreement including its execution, validity, interpretation, performance and dispute resolution shall be governed by the laws of the People's Republic of China.

13. The parties shall resolve all disputes arising from or in connection with this Agreement through negotiation or consultation. In the event that the parties cannot reach an agreement to resolve such a dispute or enter into a written arbitration agreement, either party may submit the case to the people's court having jurisdiction over the matter.

14. This Agreement shall become effective upon signing by the respective authorized representatives, fixing hereunto of corporate chops by the respective parties and approval by the relevant government authority according to law. The parties shall abide by the relevant government regulations with respect to the land transfer registration process and the payment of handling fees associated with such transfer registration.



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15.  This Agreement is made in six original copies, and each party shall keep two copies hereof, with two copies deposited with the relevant government department.

16. The parties may enter into supplemental agreements to govern other related matters not explicitly provided herein. Such supplements shall have the same binding effect as this Agreement and constitute an integral part of this Agreement.

PARTY A
/s/ Shan Zhou
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Jiangxi Liouxin Industry Co., Ltd. (sealed)

PARTY B
/s/ Xiaofeng Peng
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Jiangxi LDK Solar Hi-Tech Co., Ltd. (sealed)

Date: September 5, 2006

(Attachment: map of the Land)